Terran Orbital Reports Record 2023 Financial Results

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Record 2023 revenue of $135.9 million up 44% year-over-year
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Record 2023 gross profit of $8.6 million improved $25.8 million over prior year
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Manufacturing 78 satellites for Lockheed Martin for Space Development Agency programs
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Signed over $2.7 billion in new awards in 2023 representing more than 360 satellites
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Introduced seven new standard bus designs, spanning multiple size classes of satellites
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Launched new Responsive Space Initiative to deliver standard buses in 30 days, with integrated payloads in 60 days
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Commissioned new 50 Tech facility and broke ground on Goodyear expansion facility
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$71.7 million cash balance as of December 31, 2023

BOCA RATON, Fla., April 1, 2024 – Terran Orbital Corporation (NYSE: LLAP) ("Terran Orbital" or the "Company"), a leading manufacturer of satellite products primarily serving the aerospace and defense industries, today announced financial results and operational highlights for the three and twelve months ended December 31, 2023.

Full Year 2023 Financial Highlights

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Generated record revenue of $135.9 million up 44% year-over-year
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Gross profit of $8.6 million compared to $17.3 million loss in 2022
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Adjusted gross profit(1) of $19.4 million compared to $2.2 million loss in 2022
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Net loss of $151.8 million improved from a net loss of $164.0 million in prior year

Marc Bell, Co-Founder, Chairman, and Chief Executive Officer of Terran Orbital said, “I am pleased to report our company’s strong results for 2023. Our revenue growth and gross margin improvement affirm the strength of our strategy and execution. The future of space is responsive, and Terran Orbital is well-positioned to capitalize on this growing market segment. We're focused on sustainable growth, achieving profitability, and delivering solutions that meet evolving customer needs. Terran Orbital isn't just keeping pace with disruption, we're at the forefront, shaping the future of the space economy through responsive space.”

Results for the Fourth Quarter and Full Year 2023

Revenue for the fourth quarter of 2023 was $31.6 million, compared to $31.9 million for the same quarter in 2022, and $135.9 million for the full year, up 44% over the prior year. The increase in annual revenue was primarily due to the continued and increased level of progress made in satisfying our customer contracts and reflects the ongoing favorable impact from significant contract wins and modifications in recent periods. Revenue for 2023 was negatively impacted by an estimated $6.1 million of EAC adjustments on certain firm fixed price programs. EAC represents the total estimated cost-at-completion and is comprised of direct material, direct labor and manufacturing overhead applicable to a performance obligation.

Cost of sales for the quarter was $32.1 million compared to $42.7 million in the same period in the prior year, and $127.4 million for the full year, compared to $111.5 million for the prior year. The increase in cost of sales for the full year was primarily due to an increase of $25.8 million in direct and indirect program costs and $2.5 million in depreciation and amortization, partially offset by a decrease of $6.8 million in share-based compensation expense, $3.9 million loss reserve, and $2.1 million in scrap and obsolete materials and services. Cost of sales for the full year included an estimated negative impact of $2.1 million due to EAC adjustments on certain programs and non-recurring changes in estimates related to inventory.

Gross (loss) profit was $(0.5) million for the quarter, compared to $(10.8) million in the same period in the prior year, and $8.6 million for the full year, compared to $(17.3) million for the prior year. Excluding share-based compensation and depreciation and amortization included in cost of sales, Adjusted Gross (Loss) Profit(1) was $2.2 million for the quarter, compared to $(7.3) million for the same period in the prior year, and $19.4 million for the full year, compared to $(2.2) million in the prior year. EAC adjustments negatively impacted gross profit and Adjusted Gross Profit by an estimated $4.0 million during 2023.

Selling, general, and administrative expenses were $27.2 million for the quarter, compared to $27.6 million for the same period in the prior year, and $117.5 million for the full year, compared to $111.9 million for prior year. The increase for the full year was primarily driven by increases in salaries and wages, research and development expenses, business development expenses, depreciation and amortization, and other operating costs, partially offset by a decrease in share-based compensation expense and accounting, legal, and other professional fees.

Net loss was $42.8 million in the quarter, compared to a net loss of $33.0 million for the same period in the prior year, and $151.8 million for the full year, compared to $164.0 million for the prior year. The improvement in annual net loss was driven by the net positive impact of the items noted above as well as the absence of debt extinguishment in 2023, partially offset by the change in the fair values of warrant and derivative liabilities and higher interest expense in 2023.

Adjusted EBITDA(1) was $(20.6) million for the quarter 2023, compared to $(26.1) million in the same period in the prior year, and $(77.4) million for the full year, compared to $(69.5) million for the prior year. The decrease in Adjusted EBITDA for the full year was primarily due to an increase in selling, general, and administrative expenses as a result of our growth initiatives, partially offset by an increase in Adjusted Gross Profit.

Capital expenditures totaled $23.1 million in 2023, up from $22.5 million in 2022.

Balance Sheet and Liquidity

As of December 31, 2023, Terran Orbital had $71.7 million of cash on hand and approximately $313.8 million in gross debt obligations. The Company’s debt included $16.9 million in connection with an obligation under one of its PIPE investment subscription agreements, which is payable in cash or equity at the Company’s option, subject to certain limitations.

Backlog

Backlog represents the estimated dollar value of executed contracts, including both funded (firm orders for which funding is authorized and appropriated) and unfunded portions of such contracts, for which work has not been performed. The unfunded portion of enforceable contracts is accounted for as variable consideration and is reported at our estimate of the most likely amount to which the Company is expected to be entitled. Although backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog.

Our backlog totaled $2.7 billion as of December 31, 2023, of which $2.4 billion is related to Rivada Space Networks, compared to backlog of $170.8 million as of December 31, 2022.

(1) Non-GAAP financial measure. Definitions of the non-GAAP financial measures used in this press release and reconciliations of such measures to their nearest GAAP measures are included below.

2023 Milestones

2023 Milestones

Launched 12 satellites into space, including:

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Runner-1 for ImageSat International
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Tantrum for Lockheed Martin
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10 satellites for Space Development Agency’s Tranche 0 Transport Layer

Awarded $2.7 billion in new contracts, including:

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300 satellites for Rivada Space Networks
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36 satellites for Lockheed Martin for the SDA Tranche 2 Transport Layer Beta
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16 satellite constellation from new customer
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Contract with Axient to supply satellites for the Air Force Research Laboratory
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European Space Agency award for proximity operations and in-orbit servicing

Executing on expansion plans:

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Completed 50 Tech’s 60,000 sf addition to our existing manufacturing facility
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Increased clean room space ten-fold
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Completed our new printed circuit board assembly (PCBA) facility
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Completed our new module testing facility, over 2,500 modules built
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Expanded internal harness capability, delivered over 2,200 harnesses to programs
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Installed new large shaker table, TVAC chamber and shock testing facility
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Increased robotic assembly from module to panel (vehicle sub-assembly) level

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Broke ground on new 94,000 sf satellite assembly facility, anticipated to take possession in second quarter of 2024

Winning industry accolades

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Time Magazine’s TIME 100 Most Influential Companies 2023
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Fast Company’s Most Innovative Companies of 2023
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Business Intelligence Group’s BIG Award for Business, Small Business of the Year 2023
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Octane High Tech Awards, Best Large Disruptor / Innovator 2023
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Office of the Secretary of Defense's Patriotic Employer Award 2023

Conference Call Information

In light of the Company’s ongoing strategic review, management has decided to cancel its previously scheduled fourth quarter and full-year 2023 earnings call.

About Terran Orbital

Terran Orbital Corporation is a leading manufacturer of satellite products primarily serving the aerospace and defense industries. Terran Orbital provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and on-orbit support to meet the needs of the most demanding military, civil, and commercial customers. Learn more at www.terranorbital.com.

CONTACT:
ir@terranorbital.com
949-202-8476

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make other public written and verbal announcements that contain, “forward-looking statements” for purposes of the federal securities laws. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements, other than statements of present or historical facts, contained in this press release, regarding our expected future financial results, including for the fiscal year ending December 31, 2024, our business strategy, future operations, results of operations and its impact on our shareholders, our ability to execute, expectations regarding key customer contracts, and expectations, plans and objectives of management are forward-looking statements. Forward-looking statements are typically identified by such words as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook, “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “will,” “should,” “would” and “could” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements contained in this press release, including, but not limited to: Rivada’s ability to obtain additional funding to continue to finance its operations and fund future installments of our manufacturing contract; the status of Rivada’s regulatory approvals for its constellation and business operations and continuing ability to receive and maintain required regulatory approvals to conduct its business; Rivada’s right to terminate our contract for convenience or default; our ability to scale-up our manufacturing processes and facilities in order to meet the demands of the Rivada program and other programs; our ability to maintain compliance with the listing standards of the New York Stock Exchange; our ability to operate as a going concern; our ability to execute on programs and collect from customers in a timely manner; our ability to finance our operations, the ability to implement business plans, forecasts, and other expectations, and to identify and realize additional opportunities; anticipated timing, cost, financing and development of our satellite manufacturing capabilities; limited access, or access on unfavorable terms, to equity and debt capital markets and other funding sources that will be needed to fund operations and make investments; and the other risks disclosed in our Annual Report on Form 10-K filed with the SEC on April 1, 2024 and the prospectus supplement dated September 18, 2023 related to our Registration Statement on Form S-3, as amended (File No. 333-271093), which was declared effective by the SEC on April 18, 2023.

These forward-looking statements are based on management’s current expectations, plans, forecasts, assumptions, and beliefs concerning future developments and their potential effects. There can be no assurance that the future developments affecting us will be those that we have anticipated, and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. New risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. You should read this press release with the understanding that our actual future results may be materially different from the expectations disclosed in the forward-looking statements we make. All forward-looking statements we make are qualified in their entirety by this cautionary statement. The forward-looking statements contained in this press release are made as of the date of this press release, and we do not assume any obligation to, and we do not intend to, update any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

TERRAN ORBITAL CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	December 31,
	2023	2022
Assets:
Cash and cash equivalents	$71,663	$93,561
Accounts receivable, net	14,735	4,754
Contract assets, net	21,390	6,763
Inventory	33,348	24,133
Prepaid expenses and other current assets	14,843	9,710
Total current assets	155,979	138,921
Property, plant, and equipment, net	46,449	24,743
Other assets	17,885	18,990
Total assets	$220,313	$182,654
Liabilities and shareholders' deficit:
Current portion of long-term debt	$11,740	$7,739
Accounts payable	22,850	21,188
Contract liabilities	103,924	27,228
Reserve for anticipated losses on contracts	977	2,860
Accrued expenses and other current liabilities	14,408	11,721
Total current liabilities	153,899	70,736
Long-term debt	171,033	142,620
Warrant and derivative liabilities	34,462	39,950
Other liabilities	18,555	20,769
Total liabilities	377,949	274,075
Shareholders' deficit:
Preferred stock	-	-
Common stock	20	14
Additional paid-in capital	355,144	269,574
Accumulated deficit	(513,011)	(361,168)
Accumulated other comprehensive income	211	159
Total shareholders' deficit	(157,636)	(91,421)
Total liabilities and shareholders' deficit	$220,313	$182,654

TERRAN ORBITAL CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$31,600	$31,923	$135,915	$94,237
Cost of sales	32,134	42,710	127,355	111,494
Gross (loss) profit	(534)	(10,787)	8,560	(17,257)
Selling, general, and administrative expenses	27,193	27,587	117,458	111,870
Loss on impairment	-	23,694	-	23,694
Loss from operations	(27,727)	(62,068)	(108,898)	(152,821)
Interest expense, net	13,182	9,637	48,502	26,644
Loss on extinguishment of debt	-	-	-	23,141
Change in fair value of warrant and derivative liabilities	2,046	(40,975)	(5,488)	(43,300)
Other (income) expense	(127)	2,147	(103)	4,514
Loss before income taxes	(42,828)	(32,877)	(151,809)	(163,820)
Provision for income taxes	11	102	34	160
Net loss	(42,839)	(32,979)	(151,843)	(163,980)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	38	(132)	52	195
Total comprehensive loss	$(42,801)	$(33,111)	$(151,791)	$(163,785)

Weighted-average shares outstanding
Basic	200,403,671	142,930,585	170,076,500	128,261,443
Diluted	200,403,671	166,185,003	170,076,500	134,122,831
Net loss per share
Basic	$(0.21)	$(0.23)	$(0.89)	$(1.28)
Diluted	$(0.21)	$(0.34)	$(0.89)	$(1.40)

TERRAN ORBITAL CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(151,843)	$(163,980)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,843	4,008
Non-cash interest expense	32,034	14,309
Share-based compensation expense	21,467	51,082
Provision for losses on receivables and inventory	1,034	3,598
Loss on impairment	-	23,694
Loss on extinguishment of debt	-	23,141
Change in fair value of warrant and derivative liabilities	(5,488)	(43,300)
Amortization of operating right-of-use assets	1,224	994
Other non-cash, net	737	1,000
Changes in operating assets and liabilities:
Accounts receivable, net	(5,395)	376
Contract assets	(14,571)	(4,054)
Inventory	(9,482)	(14,564)
Accounts payable	(3,205)	12,981
Contract liabilities	76,470	10,012
Reserve for anticipated losses on contracts	(1,883)	1,975
Accrued interest	9	(1,835)
Other, net	(4,671)	(1,241)
Net cash used in operating activities	(55,720)	(81,804)
Cash flows from investing activities:
Purchases of property, plant, and equipment	(23,147)	(22,469)
Net cash used in investing activities	(23,147)	(22,469)
Cash flows from financing activities:
Proceeds from long-term debt	1,720	77,369
Proceeds from warrants and derivatives	47,445	101,734
Proceeds from Tailwind Two Merger and PIPE Investment	-	58,424
Proceeds from issuance of common stock	22,172	14,791
Proceeds from issuance of common stock under the Committed Equity Facility	-	1,795
Repayment of long-term debt	(8,818)	(32,890)
Payment of issuance costs	(6,176)	(49,515)
Proceeds from exercise of stock options	463	356
Exercise of equity-classified warrants	2	-
Payment of withholding taxes on net share settlements	-	(1,515)
Net cash provided by financing activities	56,808	170,549

Effect of exchange rate fluctuations on cash and cash equivalents	161	(40)

Net (decrease) increase in cash and cash equivalents	(21,898)	66,236
Cash and cash equivalents at beginning of period	93,561	27,325
Cash and cash equivalents at end of period	$71,663	$93,561

TERRAN ORBITAL CORPORATION

Non-GAAP Measures

To provide investors with additional information in connection with our results as determined in accordance with GAAP, we disclose the non-GAAP financial measures Adjusted Gross Profit and Adjusted EBITDA. These non-GAAP measures may be different from non-GAAP measures made by other companies. These measures may exclude items that are significant in understanding and assessing our financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income or other measures of financial performance or liquidity under GAAP.

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted Gross Profit

We define Adjusted Gross Profit as gross profit or loss adjusted for (i) share-based compensation expense included in cost of sales and (ii) depreciation and amortization included in cost of sales.

We believe that the presentation of Adjusted Gross Profit is appropriate to provide additional information to investors about our gross profit adjusted for certain non-cash items. Further, we believe Adjusted Gross Profit provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted Gross Profit. Adjusted Gross Profit does not take into account all items which directly affect our gross profit or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted Gross Profit in conjunction with gross profit or loss as calculated in accordance with GAAP.

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Gross (loss) profit	$(534)	$(10,787)	$8,560	$(17,257)
Share-based compensation expense	908	2,595	5,850	12,652
Depreciation and amortization	1,815	886	4,946	2,415
Adjusted gross profit (loss)	$2,189	$(7,306)	$19,356	$(2,190)

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, (iv) share-based compensation expense, (v) loss on extinguishment of debt, (vi) change in fair value of warrant and derivative liabilities, and (vii) other non-recurring and/or non-cash items.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP.

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Net loss	$(42,839)	$(32,979)	$(151,843)	$(163,980)
Interest expense, net	13,182	9,637	48,502	26,644
Provision for income taxes	11	102	34	160
Depreciation and amortization	2,812	1,396	7,843	4,008
Share-based compensation expense	3,938	10,728	21,467	51,082
Loss on extinguishment of debt	-	-	-	23,141
Change in fair value of warrant and derivative liabilities	2,046	(40,975)	(5,488)	(43,300)
Loss on impairment	-	23,694	-	23,694
Other, net(a)	289	2,320	2,036	9,075
Adjusted EBITDA	$(20,561)	$(26,077)	$(77,449)	$(69,476)

(a) - Represents other expense and other charges and items. Non-recurring legal and accounting fees related to our transition to a public company and financing transactions are included herein.